Summary of Bank Loan Agreement

Hua Nan Commercial Bank of Taiwan

Borrower Name: Color Stars, Inc. Borrower Account No.: 1870138500891 Borrower Company Unity No.: 80179506

Loan Amount: Six Million New Taiwan Dollars (NTD6,000,000.00) Loan Term: From Dec. 26, 2011 to Jun. 24, 2012 Interest Rate: 3.175% per annum, fixed.

Chop/Signature: Wei-Rur Chen, President and CEO – Color Stars, Inc.